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FOR IMMEDIATE RELEASE
MAY 21, 1998
                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                        (405) 848-8000, EXT. 232

                                                 TOM PRICE, JR., VICE PRESIDENT-
                                                           CORPORATE DEVELOPMENT
                                                        (405) 848-8000, EXT. 257

                          CHESAPEAKE ENERGY CORPORATION
                       ANNOUNCES STOCK REPURCHASE PROGRAM

OKLAHOMA CITY, OKLAHOMA, MAY 21, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has approved a common stock repurchase program of up to $25 million. The purchases may be made from time to time in open market transactions, privately negotiated transactions, or block trades. Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented, "The Board of Directors has recognized that the market has provided the company the opportunity to purchase its assets at below replacement cost. We intend to take advantage of this opportunity."

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Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the six-month transition period ended December 31, 1997.